Exhibit 99.1

To Our Shareholders

Together with the entire free world, we mourn the loss of life and destruction in the senseless war in Europe.

Net Income/(Loss) attributable to common shares for the year ended December 31, 2021 was $101.1 million, $0.53 per diluted share, compared to ($348.7) million, ($1.83) per diluted share, for the previous year.

Funds from Operations, as Adjusted (an apples-to-apples comparison of our continuing business, eliminating certain one-timers) for the year ended December 31, 2021 was $549.9 million, $2.86 per diluted share, compared to $501.0 million, $2.62 per diluted share, for the previous year, an increase of $0.24 per share. This increase is detailed on page 5.

Funds from Operations, as Reported (apples-to-oranges including one-timers) for the year ended December 31, 2021 was $571.1 million, $2.97 per diluted share, compared to $750.5 million, $3.93 per diluted share, for the previous year. See page 5 for a reconciliation of Funds from Operations, as Reported, to Funds from Operations, as Adjusted.

Here are our financial results (presented in Net Operating Income format) by business unit:

	Net Operating Income
($ IN MILLIONS)	2021 Same Store % Increase/ (Decrease)	% of 2021	2021	2020	2019
New York:
Office	2.7%	66.6%	677.2	672.5	724.5
Retail	13.2%	17.0%	173.4	147.3	273.2
Residential	(14.1)%	1.7%	17.8	20.7	23.4
Alexander’s	0.7%	3.7%	37.3	35.9	44.3
Hotel Pennsylvania	N/A	(1.2)%	(12.7)	(42.5)	7.4
Total New York	4.0%	87.8%	893.0	833.9	1,072.8

theMART	(14.2)%	5.8%	58.9	69.2	102.1
555 California Street	7.9%	6.4%	64.8	60.3	59.7
	2.9%	100.0%	1,016.7	963.4	1,234.6
Other			16.7	9.2	25.2
Total Net Operating Income			1,033.4	972.6	1,259.8

This letter and Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Currently, one of the most significant factors is the ongoing adverse effect of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect it has had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. The extent of the impact of the COVID-19 pandemic will continue to depend on future developments, including vaccination rates among the population, the efficacy and durability of vaccines against emerging variants, and the governmental and tenant responses thereto, all of which are uncertain at this time but the impact could be material. Moreover, you are cautioned that the COVID-19 pandemic will heighten many of the risks identified in "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2021, a copy of which accompanies this letter or can be viewed at www.vno.com.

The following chart reconciles Funds from Operations, as Reported, to Funds from Operations, as Adjusted:

($ IN MILLIONS, EXCEPT PER SHARE)	2021	2020
Funds from Operations, as Reported	571.1	750.5
Less adjustments for certain items that impact FFO:
After-tax gain on sale of 220 Central Park South units	44.6	332.1
Tax benefit from taxable REIT subsidiaries	27.9	—
Defeasance cost - 1290 Avenue of the Americas refinancing	(17.9)	—
Hotel Pennsylvania	(12.3)	(26.9)
Deferred tax liability - Farley	(10.9)	—
Series K preferred shares issuance costs	(9.0)	—
Real Estate Fund(1)	3.8	(63.1	)(1)
Lease liability extinguishment gain - 608 Fifth Avenue	—	70.3
Severance and other reduction in force-related expenses	—	(23.4)
Credit losses on loans receivable	—	(13.4)
Other, including noncontrolling interests’ share of above adjustments	(5.0)	(26.1)
Total adjustments	21.2	249.5
Funds from Operations, as Adjusted	549.9	501.0
Funds from Operations, as Adjusted per share	2.86	2.62

Funds from Operations, as Adjusted increased in 2021 by $48.9 million, or $0.24 per share, a 9.2% increase. Here is the detail:

	Increase/(Decrease)
($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Acquisitions	16.5	0.08
Variable Businesses	15.4	0.08
Tenant Related	13.4	0.07
Interest expense	30.8	0.16
Real estate tax expenses - theMART	(18.5)	(0.10)
Preferred dividends	(14.0)	(0.07)
General and Administrative expenses	21.6	0.11
THE PENN DISTRICT out of service	(6.8)	(0.04)
Other	(9.5)	(0.05)
Increase in FFO, as Adjusted	48.9	0.24

[1]	Our $800 million Real Estate Fund was formed in 2010. All invested capital has been returned. We account for the Fund on a fair value, mark-to-market basis and, as such, the Fund’s performance has caused volatility in our numbers. The Fund is in final stages of wind down. The Fund’s 2020 number shown in the table above represents the final non-cash markdowns to zero of the three remaining assets. This should be the end of it.

Report Card

Since I have run Vornado from 1980, total shareholder returns have been 13% per annum, but subpar lately. Dividends have represented 3.9 percentage points of Vornado’s annual return.

Here is a table that shows Vornado’s total return to shareholders compared to our New York-centric peers and two REIT indices for various periods ending December 31, 2021:

	Vornado	NY REIT Peers(2)	Office REIT Index	MSCI Index
One-year	17.7%	12.9%	22.0%	43.1%
Three-year	(19.4)%	(8.3)%	30.8%	66.4%
Five-year	(36.6)%	(25.9)%	17.7%	66.8%
Ten-year	11.6%	—%	102.6%	192.3%
Twenty-year(3)	232.7%	—%	291.9%	669.2%

Our stock price for the last seven years has been disappointing and, in my mind, chronically disconnected from the value of our assets. The graph below demonstrates that case. Over the last ten years, our NAV(4) (a surrogate for private market values) has compounded at 4.8%, but our stock price has compounded at negative 2.2%. Over the last years, I and others have made the point that public shareholders price CBD office buildings at a significant discount to private value. Something is obviously wrong.

To complete the story here, both our spin-offs trade at a tighter NAV discount than the parent which was expected and, to my mind, further validates the separations.

[2]	Comprised of New York City-centric peers: SL Green, Empire State Realty Trust and Paramount Group.
[3]	Long-term returns have been negatively affected by COVID. Had we done this table on December 31, 2019, pre-COVID, the numbers on the “twenty-year” line would have been, reading across, 569.9%, 468.9%, and 732.4%.
[4]	Per Green Street Advisors.
[5]	NAV has been reduced by $10 for the Urban Edge spin-off and $23 for the JBG SMITH spin-off.

Ten-Year Earnings Record

As is our custom, we present the table below that traces our ten-year record, both in absolute dollars and per share amounts:

($ AND SHARES IN MILLIONS, EXCEPT PER	NOI(6)		FFO, As Adjusted			Shares
SHARE DATA)	Amount	% Change	Amount	% Change	Per Share	Outstanding
2021	1,047.6	2.0%	549.9	9.8%	2.86	205.7
2020	1,027.5	(13.3)%	501.0	(24.1)%	2.62	203.7
2019	1,184.6	0.4%	660.5	(6.0)%	3.46	203.1
2018	1,180.4	(0.1)%	702.8	0.3%	3.68	202.3
2017	1,182.0	3.3%	701.0	4.3%	3.66	201.6
2016	1,144.1	3.4%	672.3	6.8%	3.53	200.5
2015	1,106.7	9.6%	629.7	24.1%	3.32	199.9
2014	1,009.5	5.9%	507.3	8.4%	2.69	198.5
2013	953.5	13.2%	468.0	30.9%	2.49	197.8
2012	842.4	0.8%	357.5	3.5%	1.92	197.3

As shown on the following page, in the last ten years we have been a net seller to the tune of $13.7 billion, notably including $2.7 billion in the Retail Joint Venture transaction and $9.7 billion of tax-free spin-offs. This activity has enriched shareholders but has punished our earnings. The table below compares our published FFO per share period-by-period to what our FFO per share would have been had we not sold or spun assets:

	FFO, As Adjusted Per Share
	As Published	Pro Forma To Include Sold Properties
2021	2.86	5.76
2020	2.62	5.23
2019	3.46	6.76
2018	3.68	6.86
2017	3.66	6.80

[6]	All years include only the properties owned at the end of 2021 excluding the Hotel Pennsylvania.

Acquisitions/Dispositions

Here is a ten-year schedule of acquisitions and dispositions.

($ IN MILLIONS)	Number of Transactions	Net Acquisitions/ (Dispositions)	Acquisitions	Dispositions	Gain
2022 to date	1	(84.5)	—	84.5	0.9
2021	6	262.6	397.0	134.4	7.9
2020	3	3.7	3.7	—	—
2019	7	(2,818.6)	67.1	2,885.7	1,384.1
2018	9	336.0	573.5	237.5	170.4
2017	9	(5,901.9)	145.7	6,047.6	5.1
2016	11	(875.1)	147.4	1,022.5	664.4
2015	25	(3,717.1)	955.8	4,672.9	316.7
2014	17	(412.3)	648.1	1,060.4	523.4
2013	26	(616.5)	813.3	1,429.8	434.1
2012	33	142.9	1,365.2	1,222.3	454.0
	147	(13,680.8)	5,116.8	18,797.6	3,961.0

2019 Dispositions include $2.665 billion for the Retail Joint Venture at a 4.5% cap rate resulting in a gain of $1.205 billion.(7) 2017 Dispositions include $5.997 billion for the JBG SMITH spin-off and 2015 Dispositions include $3.700 billion for the Urban Edge Properties spin-off. No gain was recognized on the spin-offs.

Over the ten-year period, our dispositions totaled $18.8 billion and we were a net seller of $13.7 billion. Other than the Retail Joint Venture, since 2018 we have been uncharacteristically inactive. Our stock price being in the penalty box was the limiting factor. Green Street would say we should have been selling and shrinking… maybe so.

The action here takes place on the 45th floor where our acquisitions/dispositions team resides. Thanks to Michael Franco and to EVP Michael Schnitt, SVPs Cliff Broser, Brian Cantrell, Adam Green and Jared Toothman, and to VPs Brian Feldman and Tatiana Melamed.

[7]	The gain reported in our published financial statements was $2.571 billion, the difference being the gain recognized on the step up in basis to fair value of the retained portion of the assets.

Lease…Lease…Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management. Our operating platform is where the rubber meets the road. In our business, leasing is the main event. In New York, theMART and 555 California Street, we leased 2.9 million square feet in 2021.

As is our practice, we present below leasing and occupancy statistics for our businesses.

	New York			555 California
(SQUARE FEET IN THOUSANDS)	Office	Street Retail	theMART	Street
2021
Square feet leased	2,252	229	330	74
Initial Rent	83.26	145.44	51.18	114.70
GAAP Mark-to-Market	15.9%	37.1%	(0.5)%	29.5%
Cash Mark-to-Market	10.8%	13.2%	0.0%	25.4%
Number of transactions	98	36	60	4

2020
Square feet leased	2,231	238	379	371
Initial Rent	89.33	136.29	49.74	108.92 (8)
GAAP Mark-to-Market	11.0%	1.3%	1.5%	54.7%
Cash Mark-to-Market	4.6%	(5.9)%	(1.9)%	39.7%
Number of transactions	54	35	52	6

Occupancy rate:
2021	92.2%	80.7%	88.9%	93.8%
2020	93.4%	78.8%	89.5%	98.4%
2019	96.9%	94.5%	94.6%	99.8%
2018	97.2%	97.3%	94.7%	99.4%
2017	97.1%	96.9%	98.6%	94.2%
2016	96.3%	97.1%	98.9%	92.4%
2015	96.3%	96.2%	98.6%	93.3%
2014	96.9%	96.5%	94.7%	97.6%
2013	96.6%	97.4%	96.4%	94.5%
2012	95.8%	96.8%	95.2%	93.1%

It is worth underscoring our significant leasing accomplishments during the past 12 and 24 pandemic months – our square footage leased, starting rents, and mark-to-markets were industry leading and are detailed in the table above, all of which speaks to both the talent of our leasing teams and the quality of our assets. Notable leases of size and importance were:

•	Meta at Farley - 730,000 square feet;
•	NYU at One Park Avenue - 633,000 square feet;
•	Interpublic Group at 100 West 33rd Street - 513,000 square feet;
•	Madison Square Garden at PENN 2 - 428,000 square feet;
•	Bank of America at 555 California Street - 247,000 square feet
•	Clear Secure at 85 Tenth Avenue - 119,000 square feet
•	Wegmans at 770 Broadway - 82,000 square feet.

Kudos and special mention to our leasing team for signing 831,000 square feet of leases this year in New York, with $100 plus per square foot starting rents, a 25% market share of all triple digit rents signed this year.

Thanks to our leasing captains: Glen Weiss and Haim Chera. Also thanks to the New York leasing machine: Ed Hogan, Josh Glick, Jared Solomon, Jared Silverman, Edward Riguardi, Ryan Levy, Jason Morrison, Anthony Cugini, and to Paul Heinen who runs leasing at theMART and 555 California Street. Our thanks also to our in-house legal teams and their leaders, EVPs Pam Caruso and Elana Butler.

[8]	2020 initial rent and GAAP and cash mark-to-markets exclude a 247,000 square foot lease, as the starting rent for this space will be determined in 2024 based on fair market value.

Capital Markets

At year-end, we had $4.1 billion of immediate liquidity consisting of $1.9 billion of cash and restricted cash and $2.2 billion available on our $2.75 billion revolving credit facilities. Today, we have $3.9 billion of immediate liquidity. We also have over $10 billion of unencumbered assets.

Since January 1, 2021, we have executed eight capital markets transactions totaling $5.8 billion. Our capital markets team had another strong year. Thank you to EVP – Head of Capital Markets Jan LaChapelle and VP Tatiana Melamed.

In February, a joint venture in which we had a 55% interest, completed a $525 million refinancing of One Park Avenue, a 944,000 square foot Manhattan office building. The interest-only loan bears a rate of LIBOR plus 1.11% (1.50% as of March 31, 2022) and matures in March 2023, with three one-year extension options (March 2026, as fully extended). The loan replaced the previous $300 million loan that bore interest at LIBOR plus 1.75% and was scheduled to mature in March 2021. We realized our $105 million share of net proceeds.

In March, we entered into an interest rate swap for our $500 million PENN 11 mortgage loan from LIBOR plus 2.75% to a fixed rate of 3.03% through March 2024. In December, we completed a loan modification which reduced the interest rate to LIBOR plus 1.95% (2.24% as of March 31, 2022), resulting in a fixed rate of 2.23% pursuant to the interest rate swap.

In March, we completed a $350 million refinancing of 909 Third Avenue, a 1.4 million square foot Manhattan office building. The interest-only loan bears a fixed rate of 3.23% and matures in April 2031. The loan replaced the previous $350 million loan that bore interest at a fixed rate of 3.91% and was scheduled to mature in May 2021.

In April, we extended our $1.25 billion unsecured revolving credit facility from January 2023 (as fully extended) to April 2026 (as fully extended). The interest rate on the extended facility was lowered to LIBOR plus 0.90% from LIBOR plus 1.00%. The facility fee remains at 20 basis points. Our separate $1.50 billion unsecured revolving credit facility matures in March 2024 (as fully extended) and has an interest rate of LIBOR plus 0.90% and a facility fee of 20 basis points.

In May, we completed a $1.2 billion refinancing of 555 California Street, a three-building 1.8 million square foot office campus in San Francisco, in which we own a 70% controlling interest. The interest-only loan bears a rate of LIBOR plus 1.93% (2.33% as of March 31, 2022) in years one through five, LIBOR plus 2.18% in year six and LIBOR plus 2.43% in year seven. The loan matures in May 2023, with five one-year extension options (May 2028 as fully extended). We swapped the interest rate on our $840 million share of the loan to a fixed rate of 2.26% through May 2024. The loan replaced the previous $533 million loan that bore interest at a fixed rate of 5.10% and was scheduled to mature in September 2021. We realized our $457 million share of net proceeds.

In May, we completed a green bond public offering of $400 million of 2.15% senior unsecured notes due June 1, 2026 ("2026 Notes") and $350 million of 3.40% senior unsecured notes due June 1, 2031 ("2031 Notes"). Interest on the senior unsecured notes is payable semi-annually on June 1 and December 1. The 2026 Notes were sold at 99.86% of their face amount to yield 2.18% and the 2031 Notes were sold at 99.59% of their face amount to yield 3.45%.

In May, we repaid the $675 million mortgage loan on theMART (i.e. unencumbering the asset), a 3.7 million square foot commercial building in Chicago. The loan bore interest at 2.70% and was scheduled to mature in September 2021.

In September, we issued $300 million of 4.45% Series O cumulative redeemable preferred shares at a price of $25.00 per share, pursuant to an effective registration statement. We received aggregate net proceeds of $291.2 million after underwriters' discount and issuance costs.

In October, we redeemed all of the outstanding 5.70% Series K preferred shares/units at their redemption price of $25.00 per share or $300 million in the aggregate, plus accrued and unpaid dividends through the date of redemption.

In November, we completed a $950 million refinancing of 1290 Avenue of the Americas, a 2.1 million square foot Manhattan office building, in which we own a 70% controlling interest. The interest-only loan bears a rate of LIBOR plus 1.51% (1.90% as of March 31, 2022) in years one to five, increasing 0.25% in each of years six and seven. The loan matures in November 2023 with five one-year extension options (November 2028 as fully extended). We defeased the existing $950 million loan that bore interest at a fixed rate of 3.34% and was scheduled to mature in November 2022.

Below is the right-hand side of our balance sheet at December 31, 2021, 2020 and 2019.

($ IN MILLIONS)	2021	2020	2019
Secured debt	6,099	5,608	5,670
Unsecured debt	2,575	1,825	1,775
Share of non-consolidated debt	2,700	2,873	2,803
Noncontrolling interests’ share of consolidated debt	(682)	(483)	(483)
Total debt	10,692	9,823	9,765
Cash and restricted cash	(2,035)	(1,835)	(1,347)
Projected cash proceeds from 220 Central Park South in excess of debt	(148)	(275)	(1,200)
Net debt	8,509	7,713	7,218

EBITDA as adjusted	949	910	1,136

Net debt/EBITDA as adjusted	9.0 x	8.5 x	6.4 x

The decline in our credit statistics is largely the result of COVID-related reductions in our income of $187 million.(9) This resulted in downgrades by S&P to BBB- and by Moody’s to Baa3.(10) We expect to earn our rating back and then some as our income reverts and improves, as our variable businesses continue to recover, as our occupancy climbs back to our historical 97% and as our PENN DISTRICT projects come online.

Fixed-rate debt accounted for 52% of debt with a weighted average interest rate of 3.2% and a weighted average term of 4.8 years; floating-rate debt accounted for 48% of debt with a weighted average interest rate of 1.6% and a weighted average term of 3.0 years.(11)

76% of our debt is recourse solely to individual assets. The fair value of the assets pledged is $13.5 billion, resulting in a loan-to-value of 60.1%. We have over $10 billion of unencumbered assets.

Vornado remains committed to maintaining our investment grade rating.

[9]	Please see page 25 for detail.
[10]	All of our New York peers and most of the CBD office REITs are in the same boat.
[11]	We have a higher percentage of floating-rate debt than most, which is intentional. We also have larger cash balances than most as a natural hedge.

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We are the largest owner in THE PENN DISTRICT with 9 million square feet. THE PENN DISTRICT’s time has come, the district being validated by the neighboring Hudson Yards and Manhattan West. Our assets sit literally on top of Penn Station, the region’s major transportation hub, adjacent to Macy’s and Madison Square Garden. Day and night, THE PENN DISTRICT is teeming with activity. Here’s where we stand:

THE PENN DISTRICT is different from our other office assets…it is a large multi-building complex, it is long-term and it is development focused (development and long-term are two of the dirtiest words in REITland). THE PENN DISTRICT is the highest growth opportunity in our portfolio.

My excitement and conviction about our PENN DISTRICT grows quarter by quarter. I still believe that a winning strategy is to allow investors to choose between the high growth, development-oriented PENN DISTRICT or our other, pretty terrific in their own right, Class A traditional core assets… or both and that the most efficient way to do so is initially by tracker.(12) Nonetheless, we have decided to pause. This is purely an internal transaction with no counterparty or deadline and I believe it wise to delay until COVID is resolved, workers return en masse to the office, construction is further along, etc. No rush, let’s get it right.

Our development plans for Farley, PENN 1 and PENN 2 were outlined in my letters to shareholders over the last years. Images, budgets, returns and delivery dates are on our website. Each of these three large, exciting projects is now under construction and when completed will constitute the debut of our vision for THE PENN DISTRICT.

I have read some commentary that this year we did not update the development statistics on page 19 of our supplemental. In fact, we did and since both our capital budget and rent projections are on course, no change was required (the numbers actually have improved). Our budget is to take $55/$60 rents to $90/$100 and that plan has now been validated by actual signed leases.

Over time, we hope to grow our interconnected campus by as much as 10 million square feet of new-builds. And over time, our PENN DISTRICT campus will almost certainly command premium pricing.

We have begun with 5 million square feet in three existing buildings – Farley, PENN 1 and PENN 2 – all interconnected either above or below ground. Here we are investing $2.4 billion(13) to create a unique environment for work, to bring to 22nd century standards, and to totally transform. In the middle of everything are PENN 1 and PENN 2, where we are creating a two-building, 4.3 million square foot campus directly on top of Penn Station. It will feature a three-block plaza along Seventh Avenue covered by a giant new bustle across the entire 430-foot frontage of PENN 2. This bustle will extend out 70 feet from the face of the building and will be 45 feet above the street. It will be striking, extraordinary and unique, creating a monumental covered plaza in front of our PENN 2 and the main entrance to Penn Station. At PENN 2, we are also removing the skin of the entire building and replacing it with new, exciting, 22nd century curtainwall featuring triple-glazed floor-to-ceiling windows. This architecture (designed by Dan Shannon, MdeAS Architects) will bring the neighborhood into the modern age. The bustle and penthouse conversion will create 150,000 square feet of valuable new, high ceilinged, best-in-class creative space, growing the new PENN 2 to 1.8 million square feet. Images of these designs are posted on our website at www.vno.com.

Essential to our strategy here is interconnectivity and scale which will allow us to provide our tenants with an unparalleled amenity package, even a giant leap forward from what we created at theMART a few years ago. Our 4.3 million square foot PENN 1 and PENN 2 campus is programmed to have over 180,000 square feet of amenity space, about 4%. Think about this – 4% of even a large million square footer would be only a noncompetitive 40,000 square foot amenity package, so scale really matters. But, there’s more – the scale of this campus will allow us to provide our tenants with flexibility for their growth and expansion. A 300,000 square foot tenant in a 500,000 square foot building is boxed in. But we could almost certainly provide this same 300,000 square foot tenant in this 4.3 million square foot campus multiple expansion availabilities and unrivaled flexibility. So, scale really matters.

[12]	By the way, I am perplexed that there is not universal agreement here. And a second “by the way”, the enormous advantage to the tracker structure is that it allows investors economic choice but unlike a full spin-off allows both the tracker and parent to benefit from one management team and infrastructure.
[13]	$1.4 billion spent to date, with $1.0 billion left to go. Rate of spend will be about $650 million in 2022, $250 million in 2023, and $100 million in 2024.

Here’s an update on THE PENN DISTRICT:

•	The acclaimed Moynihan Train Hall is now open to the public, as is our Moynihan Food Hall. Our retail leasing in the Train Hall is well along, with 26 leases executed at or above underwriting. In the western half of Farley, we are developing 90,000 square feet of retail which will serve as the connecting link between Manhattan West and Hudson Yards, our neighbors to the west, and the Moynihan/Penn Station complex to the east. This retail is organized around the 32nd Street corridor (read mall) that will act as a funnel that we expect will collect thousands of office workers heading to and from Penn Station.

•	The doubling in width and doubling in height of the Long Island Rail Road concourse is scheduled to be completed by year end. We own the retail on both sides of the LIRR concourse, all of which space was vacated to accommodate the construction. We are now in discussions with over 30 retailers for that space, most of them prior tenants, many of them food-oriented, at rents that are better than pre-COVID levels.

•	Vornado was honored to be a major principal in both the Moynihan Train Hall and LIRR concourse public/private partnerships.

•	At Farley, we have turned over to Meta (formerly Facebook) their 730,000 square feet for tenant fit out.

•	At PENN 11, our major tenant has expanded to 400,000 square feet.

•	At PENN 1, our grand new lobby and multi-floor amenity offerings are largely completed and open. Our amenities here are extensive (we believe the largest amenity package in the City, by far) and unique, tailored to the demographic of our tenants’ workforce and is receiving rave reviews from tenants and brokers.

•	On the 7th floor of PENN 1, our experience and leasing center is open and busy. This 14,000 square foot facility, complete with multiple scale models and floor-to-ceiling, wall-to-wall videos, vividly illustrates and brings to life our vision and plans for the buildings, restaurants, retail, amenities, and lifestyle and workstyle that THE PENN DISTRICT will become.

THE PENN DISTRICT Experience Center

•	At PENN 2, we are, give or take, 25% into construction.

•	At Hotel Penn, interior demolition and abatement is advanced, and building demolition will begin shortly.

Our construction operations in THE PENN DISTRICT span three full blocks (31st to 34th Streets) along the west side of Seventh Avenue (see cover photo). In a few short months, everything in THE PENN DISTRICT will begin to come to life as shiny, modern curtainwall continues to be erected on the PENN 2 façades, and steel is erected giving shape to the massive two-block long bustle, an architectural statement in scale and substance that will announce the entrance to Pennsylvania Station, Madison Square Garden, and our office building lobby.

It has long been a goal of government to improve the capacity and user experience of Penn Station.(14) It has long been a precept of urban planning that density belongs at transit hubs. Recognizing these two important objectives which complement each other, Empire State Development Corporation is working to establish a General Project Plan (“GPP”), the purpose of which is to revitalize Penn Station and the surrounding area, significantly enhance the public realm, make subway improvements, add new entrances to Penn, and generate funds from the new density to help finance the station transformation. The GPP process was supported by the Governor in a November press release that can be accessed here.

[14]	In normal, non-COVID times, Penn Station struggles mightily to handle three times the traffic it was originally designed for.

What I said in last year’s letter bears repeating. In our business, the deals are the drama… buying, selling, leasing. But in the end, we are a customer-centric business… in a manner of speaking, we are in the hospitality business.

Talent is our New Client. We are in a service business. We put our best foot forward when we take a page out of the hospitality industry. Our tenants appreciate and deserve to be treated like guests. Coffee and welcoming greetings go a long way. In keeping with that spirit, our PENN DISTRICT marketing campaign features the slogan, “Talent is our New Client,” the point being that everything we do, in every phase of our business, must be geared to pleasing, even delighting, our clients, defined as the talented employees of our tenants. After all, we recognize that real estate is a recruiting tool for our tenants.

Further, we are pushing the envelope of design. There is a place for Park Avenue-style financial services buildings and a place for West Side creative-type buildings. In THE PENN DISTRICT, we are creating a 22nd century work environment featuring lobbies with areas to sit, congregate, surf or just hang and chill, a warm palette, welcoming libraries, conference centers, gyms, an auditorium, food service, happy hour, outdoor space and gardens and more. In a word, we will create a hospitality-rich communal workplace for our PENN DISTRICT tenants. The images below (actual pictures, not renderings) are a tiny sampling – additional images are posted at www.vno.com.

At Vornado, our small dedicated staff of technologists is continuously working to improve our customers’ experience and make their lives more efficient. For further information, please see www.vno.com/technology-innovation.

The Live.Work.Do. app is Vornado’s proprietary digital platform that provides tenants across our portfolio mobile access, visitor management, back-of-house operations requests, local retailer deals, access to curated events, transit updates, security features, Dock parking, Revel moped access and more. In THE PENN DISTRICT, we provide online and in-seat ordering from our in-building restaurants, scheduling and booking resources at our co-working suites and conference facility, membership and class booking at our fitness center, and doctor and physical therapy appointments at our health center by Columbia Doctors. In 2022, a robust offering of events and educational programming will also commence.

Our PENN DISTRICT development team is led by Barry Langer with David Bellman, Judy Kessler, Alan Reagan, Sandy Reis, and Brian Thompson. Special shout out and kudos to Glen Weiss, Barry Langer, Josh Glick and Brad Zizmor who have been the guiding lights in the creation of PENN 1’s unique food, gathering and social spaces.

Retail

Retail has bottomed. Tenant activity is picking up from no interest and no tours in 2018/2019 to now a fairly active market, but still at bottom-fishing pricing. We expect activity and pricing to accelerate from here.

We are making more than our fair share of deals – a sampling is Fendi, Berluti, Sephora, Whole Foods, Wegmans, Canada Goose, Chase, Duane Reade, Bond Street Sushi, Stefano Ricci, Five Below…

Individually, and collectively, we own great assets… a portfolio of 60 properties, 2.7 million square feet of flagship street retail concentrated on the best high streets – Fifth Avenue, Times Square, THE PENN DISTRICT and SoHo. Please see www.vno.com for portfolio details and images. Here is the math for our retail business:

($ IN MILLIONS, EXCEPT		NOI
PROPERTIES)	Number of Properties	GAAP Basis	Cash Basis	Cash Basis Guidance
2022	58			175.0
2021	60	173.4	160.8	135.0
2020	63	147.3	158.7
2019	62	273.2	267.7
2018	63	353.4	324.2
2017	63	359.9	324.3
2016	62	363.7	292.0

Here is the math that allows for comparable analysis of the above table. The top-tick 2018 income of $324.2 million should be adjusted for the Retail Joint Venture, other sales and out-of-service assets totaling $146.3 million, bringing 2018, as adjusted, to $178 million. Other reductions are tenant-related issues.

We were pleased to “beat” our 2021 Retail guidance by $25 million and to “raise” our 2022 Retail guidance by $15 million.

Here are our 2021 results by submarket:

	NOI
	GAAP Basis		Cash Basis
($ IN MILLIONS, EXCEPT %)	Amount	%	Amount	%
Fifth Avenue	78.9	45.5	68.0	42.3
Times Square	25.5	14.7	27.2	16.9
THE PENN DISTRICT	14.0	8.1	12.8	8.0
SoHo	8.7	5.0	8.3	5.2
Other	46.3	26.7	44.5	27.6
Total	173.4	100.0	160.8	100.0

We sold Madison Avenue. Why? Madison Avenue has changed. A generation ago, luxury shoppers, by and large, all lived on the Upper East Side, and Madison Avenue was the unique and renowned Manhattan shopping mecca. Over the years, those shoppers have moved to the four corners of Manhattan. And Madison Avenue’s retailers have followed their customers by opening three, four or five stores in different submarkets. The uniqueness of Madison Avenue has been diluted… and so we sold. Here’s the math: we sold for $100 million and recognized a non-cash loss of $7.9 million. The properties were 70% vacant and generated $4.7 million of negative FFO in 2020. The buyer is a substantial offshore family office whom we know well, who got a good price and is prepared to invest more capital and wait longer than we were.

Some Thoughts, 2021 Version

•	I begin with a shoutout and thank you to our amazing and talented Vornado people in New York, Paramus, Chicago and San Francisco, in leasing, development, the 45th floor, Paramus and operations all of whom are A+, head of the class, and we say thank you.

•	It sort of feels like there may be some trouble ahead – inflation, interest rates, overheating, what have you. This is a time for caution. Our balance sheet and liquidity provide a sufficient level of safety. Importantly, our development spend in THE PENN DISTRICT is fully funded from cash on our balance sheet – and remember, Farley, PENN 1 and PENN 2 are unencumbered and debt-free.

•	Our portfolio is populated with the highest quality assets in all of REITland: 770 Broadway; Farley; 1290 Avenue of the Americas; 555 California Street; theMART; our Fifth Avenue and Times Square retail assets to name a few; and, the most exciting development opportunity in all of REITland, THE PENN DISTRICT; and the two best development sites in town, 350 Park Avenue and PENN 15.

•	In 2021, Vornado delivered outstanding, industry-leading performance: FFO, as adjusted per share increased by 9.2% and we leased 2.9 million square feet overall including 230,000 square feet of New York retail and 2.3 million square feet of New York office at starting rents of $83 and mark-to-markets of 10.8% (see page 9).

Michael has mentioned on recent earnings calls, and I agree, that we expect Vornado’s future growth to be outsized and industry leading. We expect double digit FFO growth in 2022.

•	We believe in New York, our hometown. New York wins in infrastructure. It is the economic and cultural capital of the United States (there is a reason the Statue of Liberty is in New York Harbor); it is the finance center of the world; it attracts the best and the brightest; it has a large and growing highly educated and diverse workforce, eight professional sports teams, Lincoln Center and Carnegie Hall, Broadway, great museums, great restaurants and nightlife, the best hospitals and universities, and, of course, the largest concentration of Fortune 500 headquarters and is now a large and growing tech center… you get the message. And think about this, just the space that tech companies have recently leased in New York will require 20,000 new talented employees. There is maybe only one other city in the country with the scale to satisfy that requirement.

•	We believe the future of work will continue to be in the form of people gathering in the office. Work from home alone at the kitchen table enabled by Zoom (a.k.a. Hollywood Squares) will have a place in a hybrid work schedule but the creative, teamwork, social and collegial interaction of talented people in the office and in the central business district will continue to be essential.

Does anybody think a nine hour, four day workweek with three days off has legs? Does anybody think law school should be two years and that business school should be one year and a summer?

•	With inflation the topic du jour, it should be noted that replacement cost for New York office buildings is rising aggressively. I submit that replacement cost has always been a leading indicator, foretelling that our existing stock of office buildings will be increasing in value. In the same vein, the Manhattan residential rental market is, I believe, also a leading indicator. It went from 100% occupancy pre-COVID, down to 70% at the height of COVID, and is now back to 100% (at higher than pre-COVID rents) as New Yorkers have returned. Restaurants are full and standing room only. So… the City is full… but office buildings not so much. The last domino will be when employees and employers resolve hybrid work schedules and the office districts are again teeming with activity… And that will come sooner than you think.

I have said it’s kind of silly to hang on every COVID return mandate and subsequent delay. Normalcy will return for sure – neither I nor really anyone, can predict exactly when.

•	We listen to our tenants and, so, I am convinced that the way they want to work is rapidly changing from the rigid, closed office door Uptown model to the less formal, creative West Side model. Of New York’s 400 million square feet, I’m guessing only about half of that space really qualifies for the workplace of the future.

•	We have entered into a partnership to pursue soundstages with a West Coast specialist at one of our Manhattan assets.

•	After many years of proudly commanding a full page and hero picture in this letter, 220 Central Park South, basically completed, now gets this short paragraph. Sales to date have totaled $3.133 billion. We are over 95% sold with, I guesstimate, $150 million still to come from future sales.

•	As we look through our portfolio of assets, we have more than a half dozen outstanding residential development opportunities in Manhattan, Queens, and one in Northern Virginia. The apartment business is on fire and a dollar of income from a residential project has always been valued rich to a dollar from office. We have the expertise, as proven by our success at 220 and The Alexander in Rego Park, and will pursue these opportunities, all of which involve development and patience. We have brought on an experienced residential developer to focus here.

•	We are in conversation with multiple operators for multiple sites to bid for a gaming license in Manhattan when the time comes. Last year, I wrote the following about Manhattan gaming which is doubly valid today:

Gaming is now all around us. There are as many as 30 gaming venues within an easy drive of Manhattan. Internet gaming is the next big thing, predicted to have a much larger audience than even brick-and-mortar casinos (I understand one can even bet on the coin toss or each down or each free throw). New York State has authorized seven casino licenses, four of which have already been issued Upstate (I understand they are not doing well) with a seven-year head start on three Downstate licenses. There is a rising level of chatter that the issuance of the Downstate licenses will be accelerated and that Manhattan will be in play. There are two Downstate racetrack licenses (slot machines only) at Yonkers Raceway and Aqueduct Raceway that are performing well. My guess is that these two will win two of the three full Downstate casino licenses and then where will the third go? To my mind, it makes little sense for the third license to go to another venue in either Long Island or Westchester which would split revenue with the existing Yonkers or Aqueduct. It makes perfect sense for the third and final license to go to Manhattan. Being the center of everything, Manhattan will generate by far the highest revenue for our education system; after all, aren’t we in it to maximize the tax revenue? And Manhattan has, by far, the largest number of hotel rooms, restaurants, museums, tourist attractions, and the region’s transportation network was designed with Manhattan as its hub.

As a sign of market potential, it should be noted that New York generated 25% of this year’s Super Bowl online sports betting.

•	The competition between high-tax, densely populated urban centers and low-tax/no-tax, generally warm weather, business welcoming states is the topic du jour. In the “this will never happen… but it should department”, the first governor of a northern, densely populated, urban state who recognizes all this and reduces taxes will be lionized.

I will resist questioning the wisdom of raising taxes in the face of a New York economy that is in the early innings of reopening and recovering, especially when Washington has balanced the city and state budgets. But I will, for the fourth year in a row, question the wisdom of the New York State estate tax. I repeat here what I have said before:

There is one vulnerability I would like to point out. In New York State, the top 2% pay a full 50% of personal income taxes so it is critical that they remain tax-paying residents. The vulnerability comes with the 1%-ers, who are at the end of their careers. Most of the folks I know are willing to pay higher income taxes for the privilege of living in New York, but hate the prospect of a 16% toll for the privilege of dying in New York. New York State’s estate tax brings in only about 1/150th of the state’s annual budget. The estate tax should be repealed. Keeping our highest taxpayers through the end of their lives is both good economic policy and good politics. By the way, high-tax California has no estate tax, New Jersey repealed its estate tax in 2018.

•	A year ago, I was on four public company boards – Vornado, Alexander’s, Urban Edge and JBG SMITH. Am I overboarded? UE and JBGS were born out of Vornado; Vornado’s shareholders initially owned 100% of UE and 73% of JBGS. I sat on both boards, with decades of experience and as a proud overseer, sort of representing Vornado’s shareholders. Last year, ISS, the proxy god, recommended “withhold” and I was essentially fired from the JBGS board, a company that I founded and where I was Chairman. It doesn’t seem right to me.

•	I find it interesting and predictive that during COVID, companies continued to rent space in New York and elsewhere, especially the tech giants. This, while many of those same companies reevaluated their work policies, even permitting full-time WFH.

•	Fasano, the famed operator of the best restaurants and hotels in Brazil, has opened their first restaurant in New York at 280 Park Avenue, 49th Street between Park and Madison. The food, service, ambiance and buzz are outstanding. I highly recommend it. And, by the way, we own 280 Park and so are the proud landlord.

Theatre in New York is a huge part of our cultural landscape and economy. My wife and son, my theatre family, predict that the coming season will see wonderful plays and musicals and fill Broadway theatres once again.

•	The Principles by Which We Run Our Business are reprinted as Appendix A.

Environmental, Social and Governance (“ESG”)

Our Board and senior management hold ESG among our top priorities… and we are a clear leader in the industry. In 2019, we published our commitment to making our buildings carbon neutral by 2030. Our six-point plan, known as Vision 2030, is outlined in our ESG Report, found at esg.vno.com.

Key sustainability achievements this past year include:

•	Advanced our commitment to locally-sourced renewable energy and the environment through the procurement of Renewable Energy Credits, sourced from hydro energy facilities located in the State of New York, which assigns zero carbon to 100% of our directly procured electricity. With an annualized balance of over 215,000 megawatt hours, we are one of the largest customers of home-grown renewable energy. We support the transmission projects that will alleviate bottlenecks and bring clean energy downstate into New York City.

•	Aligned our carbon reductions and targets with the Science-Based Target Initiative, and have committed to a 64% reduction by 2030 using a 2019 base year to ensure our ongoing emissions reduction contributes to a 1.5-degree climate scenario.

•	Achieved a 2.6% reduction in our overall location-based emissions, and a 37.8% drop in our market-based scope 2 emissions. Below is an inventory of carbon emissions from our buildings in 2021, according to the Financial Control method,(15) measured in metric tons:

	Location-Based		Market-Based
	2021	% Change 2020-2021	2021	% Change 2020-2021
Scope 1	29,864	2.3%	29,864	2.3%
Scope 2	131,405	(1.9)%	83,295	(37.8)%
Scope 1+2 Total	161,269	(1.2)%	113,159	(30.7)%
Scope 3	39,633	(7.8)%	39,633	(7.8)%
Grand Total	200,902	(2.6)%	152,792	(25.9)%

•	Received multiple awards recognizing our continued industry leadership in sustainability including the NAREIT Leader in the Light Leadership Personified Award; ENERGY STAR Partner of the Year with Sustained Excellence (7th time with this distinction); and Global Real Estate Sustainability Benchmark “Green Star” Ranking (9th year in a row; ranking #2 out of 94 publicly traded companies in the Americas, with an “A” grade for our public disclosure).

•	Expanded our climate scenario analysis as recommended by the Taskforce on Climate-Related Financial Disclosures and have updated our disclosures (which are paired with third party assurance) according to the Sustainability Accounting Standards Board and the Global Reporting Initiative.

Altogether, we own and operate more than 27 million square feet of LEED certified buildings, representing 95% of our office portfolio, with over 23 million square feet at LEED Gold or Platinum. Thanks to our sustainability and energy management captains Gaston Silva, Karen Oh, Robert Phinney, and Michael Lipitz.

In addition, we have provided our employees with the resources, support, and flexibility needed through the pandemic. We enhance our human capital by sponsoring continuing education and career development. We have actively engaged with our workforce and solicit their feedback through our divisional leaders and employee surveys.

Our Board, and particularly our Corporate Governance and Nominating Committee, is assigned with oversight of ESG, which includes climate change risk. Our 2022 Long Term Performance Plan incorporates ESG performance metrics as part of our Senior Management compensation program. A discussion regarding our corporate governance is included in our proxy statement, which can be viewed at www.vno.com/proxy and the governance section of our website at www.vno.com/governance.

[15]	We have chosen to report our emissions according to the financial control method, as discussed in the World Resource Institute’s Greenhouse Gas Protocol: A Corporate Accounting and Reporting Standard: Revised Edition. Location-Based reflects emissions for our properties based on the grid average emission factor, while Market-Based reflects emissions that we are responsible for due to our purchasing decisions. Our Scope 1 emissions include onsite combustion from oil and natural gas; Scope 2 emissions include our district steam consumption and electricity consumption, including electricity consumed by our submetered tenants; Scope 3 emissions include other utility consumption within the direct control of our tenants.

Thank You, Dick West… Welcome Ray McGuire

Richard R. West is a pro’s pro. He is the most practical academic I’ve ever met. He is a graduate business school dean (Amos Tuck at Dartmouth and Leonard N. Stern at NYU). Dick has been on the Vornado board for 40 years, since 1982, and has been a very active and engaged counselor and Audit Committee Chair. His judgment and leadership, understanding of processes and people, balance sheet issues, and risk vs. reward are at the head of the class. His good humor, always with perfect timing, was most welcome. Vornado owes Dick a huge debt of gratitude. Dick, I and your colleagues on the Board wish you well. While Dick may be irreplaceable, he was succeeded as Audit Chair last year (a transition year) by Mandy Puri, who is surely up to the task. Could it be we have two irreplaceables?

Raymond J. McGuire was elected to the Board on March 31, 2022 and will stand for election with all Trustees at our annual meeting in May. Ray’s bio is on our website at www.vno.com, please take a look. His education, work experience, and life experiences are truly extraordinary. And it takes extraordinary to rise to the very top of Morgan Stanley and then Citigroup. We are excited to have Ray as a friend and counselor; we will benefit enormously from his judgment and experience. Last year, Ray decided it was time to give back and commit to public service in the form of a courageous, albeit longshot, race to be elected mayor of the City of New York. We are delighted to welcome Ray McGuire to the Vornado board.

We continually broaden our leadership team through promotions from within our Company. Please join me in congratulating this year’s class; they deserve it.

Our new Executive Vice Presidents and Corporate Officers:

David Bellman Executive Vice President Design & Construction	Elana Butler Executive Vice President Leasing Counsel	Pamela Caruso Executive Vice President Leasing Counsel	Richard Famularo Executive Vice President Controller	Joshua Glick Executive Vice President Director of PENN DISTRICT Leasing

Jan LaChapelle Executive Vice President Head of Capital Markets	Frank Maiorano Executive Vice President Head of Tax & Compliance	Michael Schnitt Executive Vice President Acquisitions & Capital Markets	Gary Hansen Chief Financial Officer Alexander’s, Inc.	Deirdre Maddock Chief Accounting Officer Vornado Realty Trust

In addition:

Samantha Benvenuto was promoted to Senior Vice President, Human Resources

Brian Cantrell was promoted to Senior Vice President, Acquisitions & Capital Markets

Robert Larson was promoted to Senior Vice President, Operations

Carlos Lopez was promoted to Senior Vice President, Field Operations

Blaise Lucas was promoted to Senior Vice President & Controller – Alexander’s & VCP Fund

Alan Reagan was promoted to Senior Vice President, Development

Michael Sadowski was promoted to Senior Vice President, Application Development

Fabiola Cabrera was promoted to Vice President, Controller – theMART

Dalia Elachi was promoted to Vice President, Tax and Compliance

Monique Kielar was promoted to Vice President, Apparel Marketing

Yan Yan Ma was promoted to Vice President, Tax and Compliance

Matthew McAvoy was promoted to Vice President, Operations

Jose Meneses was promoted to Vice President, Financial Reporting and Technical Accounting

Kyle Nyhuis was promoted to Vice President, Development Accounting

Karen Oh was promoted to Vice President, Utilities & Innovation

Daniel Ruanova was promoted to Vice President, Senior Property Manager

Penny Willimann was promoted to Vice President, Marketing and Sales

Welcome to Fred Harris, Executive Vice President, Development; David Barattin, Senior Vice President, Finance - New York Division; Robert Phinney, Vice President, Sustainability; Henri Chalouh, Vice President, Leasing Counsel and Natasha Torres, Vice President, FP&A.

Thank you and congratulations to Matt Iocco, who has retired after 22 years of service. We will miss him and wish him well.

Our operating platform heads are the best in the business. I pay my respects to my partners, Michael Franco, Glen Weiss, Barry Langer, Haim Chera and Tom Sanelli; and to David Greenbaum and Joe Macnow, my long-time partners who are now part-timers. Our exceptional 15 Division Executive Vice Presidents deserve special recognition and our thanks. Thank you as well to our very talented and hardworking 24 Senior Vice Presidents and 58 Vice Presidents who make the trains run on time, every day.

Our Vornado Family has grown with 7 marriages and 17 births this year, 7 girls and 10 boys.

On behalf of Vornado’s Board, senior management and 3,224 associates, we thank our shareholders, analysts and other stakeholders for their continued support.

Steven Roth

Chairman and CEO

April 4, 2022

Appendix A - Here Are The Principles By Which We Run Our Business:

We are a fully-integrated real estate operating company. We have the best leasing, operating and development teams in the business. We are laser focused.

We invest in the best buildings in the best locations.

We seek to acquire value-add assets where our unique skills will create shareholder value. We believe vacancy at the right price is an opportunity and that buildings, even in rundown condition (that we can reimagine) in great locations are also an opportunity.

We invest in our buildings to maintain, modernize and transform. The front of the house and the back of the house of our assets are as good as new (and are in locations where new could not be created). Our transformations have increased rents over $20 per square foot, yielding attractive double-digit returns. We also measure our success here by the quality of tenants we have been able to attract. We have transformed almost all of our fleet; THE PENN DISTRICT is in process.

We are disciplined and patient and prepared to let flat 4% cap rate deals pass by, while we wait for the fat pitch.

While we have many million plus square foot buildings, we shy away from 500,000 square foot tenants who seem to always get the better of the deal, in strong markets or in weak. Our sweet spot is the 50,000 to 200,000 square foot tenant.

A few years ago, I coined the phrase, “The island of Manhattan is tilting to the West and to the South.” Today, the hottest submarkets in town run from Hudson Yards to THE PENN DISTRICT and extend South through Chelsea and Meatpacking. Anticipating these trends, we have structured our office portfolio so that half of our square footage is in this district.

We have a hospitality approach, treating our tenants as the valued customers that they are. This attitude begins at the leasing table (although that process can at times be contentious), through tenant fit up, to greeting at the front door. We believe this approach yields the highest renewal rate in the business; renewing tenants enhances our bottom line.

We treat the real estate brokerage community as if they are our customers, because they are. Brokers prefer dealing with us, we know what it takes to make a deal, we treat their clients well and we deliver every time.

We are in the amenity business. Our amenity poster child is now the new PENN 1, where we have dominant, state of the art, dining, workout, socializing and meeting spaces, etc.

Tenant mix is really important; companies and their employees care who they co-tenant with. The design and location of each of our buildings has a target market in mind. For example our new-builds in Chelsea are targeting the creative class and boutique financials (an interesting combination).

We maintain a fortress balance sheet with industry-leading liquidity.

All of this in the relentless pursuit of shareholder value.

Below is a reconciliation of net income (loss) to NOI, as adjusted (properties owned at the end of 2021):

($ IN MILLIONS)	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income (loss)	207.5	(461.8)	3,334.3	422.6	264.1	982.0	859.4	1,009.0	564.7	694.5
Our share of (income) loss from partially owned entities	(130.5)	329.1	(78.9)	(9.1)	(15.2)	(168.9)	9.9	58.5	336.3	(428.9)
Our share of (income) loss from real estate fund	(11.1)	226.3	104.1	89.2	(3.2)	23.6	(74.1)	(163.0)	(102.9)	(63.9)
Interest and other investment (income) loss, net	(4.6)	5.5	(21.8)	(17.1)	(37.8)	(29.6)	(27.2)	(38.6)	20.8	252.7
Net gains on disposition of assets	(50.8)	(381.3)	(845.5)	(246.0)	(0.5)	(160.4)	(149.4)	(13.6)	(2.0)	(4.9)
Net gain on transfer to Fifth Ave. and Times Square JV	—	—	(2,571.1)	—	—	—	—	—	—	—
Purchase price fair value adjustment	—	—	—	(44.1)	—	—	—	—	—	—
(Income) loss from discontinued operations	—	—	—	(0.6)	13.2	(404.9)	(223.5)	(686.9)	(666.8)	(378.1)
NOI attributable to noncontrolling interests	(69.4)	(72.8)	(69.3)	(71.2)	(65.3)	(66.2)	(64.9)	(55.0)	(58.6)	(45.3)
Depreciation, amortization expense and income taxes	401.9	436.3	522.6	484.2	470.4	428.2	294.8	360.7	342.5	304.5
General and administrative expense	134.6	181.5	169.9	141.9	159.0	149.6	149.3	141.9	150.3	140.5
Acquisition and transaction related costs	13.8	174.0	106.5	31.3	1.8	9.4	12.5	18.4	24.9	17.4
Our share of NOI from partially owned entities	310.9	306.5	322.4	253.6	269.2	271.1	245.8	207.7	175.1	152.1
Interest and debt expense	231.1	229.3	286.6	347.9	345.6	330.2	309.3	337.4	323.5	315.7
NOI	1,033.4	972.6	1,259.8	1,382.6	1,401.3	1,364.1	1,341.9	1,176.5	1,107.8	956.3
Certain items that impact NOI	14.2	54.9	(75.2)	(202.2)	(219.3)	(220.0)	(235.2)	(167.0)	(154.3)	(113.9)
NOI, as adjusted (properties owned at the end of 2021)	1,047.6	1,027.5	1,184.6	1,180.4	1,182.0	1,144.1	1,106.7	1,009.5	953.5	842.4

Below is a reconciliation of net income (loss) to FFO and FFO, as adjusted:

($ IN MILLIONS)	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income (loss) attributable to Vornado	176.0	(297.0)	3,147.9	449.9	227.4	906.9	760.4	864.9	476.0	617.3
Preferred share dividends and issuance costs	(74.9)	(51.7)	(50.1)	(65.1)	(65.4)	(83.3)	(80.6)	(81.5)	(84.0)	(67.9)
Net income (loss) applicable to common shares	101.1	(348.7)	3,097.8	384.8	162.0	823.6	679.8	783.4	392.0	549.4
Depreciation and amortization of real property	373.8	368.6	389.0	413.1	468.0	531.6	514.1	517.5	501.8	504.4
Net gains on sale of real estate	—	—	(178.7)	(158.1)	(3.5)	(177.0)	(289.1)	(507.2)	(411.6)	(245.8)
Real estate impairment losses	7.9	236.3	32.0	12.0	—	160.7	0.3	26.5	37.1	130.0
Decrease in fair value of marketable securities	—	4.9	5.5	26.5	—	—	—	—	—	—
Net gain on transfer to Fifth Avenue and Times Square JV, net	—	—	(2,559.1)	—	—	—	—	—	—	—
Net gain from sale of Urban Edge shares	—	—	(62.4)	—	—	—	—	—	—	—
After tax purchase price fair value adjustment	—	—	—	(27.3)	—	—	—	—	—	—
Partially-owned entities adjustments:
Depreciation of real property	139.2	156.6	134.7	101.6	137.0	154.8	144.0	117.8	157.3	154.7
Net gains on sale of real estate	(15.7)	—	—	(4.0)	(17.8)	(2.9)	(4.5)	(11.6)	(0.5)	(241.6)
Income tax effect of adjustments	—	—	—	—	—	—	—	(7.3)	(26.7)	(27.5)
Real estate impairment losses	—	409.1	—	—	7.7	6.3	16.8	—	6.6	11.6
(Increase) decrease in fair value of marketable securities	(1.1)	2.8	2.9	3.9	—	—	—	—	—	—
Noncontrolling interests’ share adjustments	(34.1)	(79.1)	141.7	(22.8)	(36.7)	(41.1)	(22.4)	(8.0)	(15.1)	(16.6)
Preferred share dividends	—	—	—	—	1.1	1.6	—	—	0.1	—
FFO	571.1	750.5	1,003.4	729.7	717.8	1,457.6	1,039.0	911.1	641.0	818.6
Certain items that impact FFO	(21.2)	(249.5)	(342.9)	(26.9)	(16.8)	(785.3)	(409.3)	(403.8)	(173.0)	(461.1)
FFO, as adjusted	549.9	501.0	660.5	702.8	701.0	672.3	629.7	507.3	468.0	357.5

Below is a reconciliation of net income (loss) to EBITDA, as adjusted
($ IN MILLIONS)	2021	2020	2019
Net income (loss) (before noncontrolling interests)	207.5	(461.8)	3,334.3
Less: net (income) loss attributable to noncontrolling interests in consolidated subsidiaries	(24.0)	139.9	24.5
Net income (loss) attributable to the Operating Partnership	183.5	(321.9)	3,358.8
Interest and debt expense	297.1	309.0	390.1
Depreciation and amortization	526.5	532.3	530.5
Net gain of sale of real estate	(15.6)	—	(178.7)
Impairment losses on real estate	7.9	645.3	32.0
Income tax expense/benefit	(9.8)	36.2	103.9
Net gain on transfer to Fifth Avenue and Times Square JV, net	—	—	(2,559.2)
EBITDA	989.6	1,200.9	1,677.4
Gain on sale of 220 Central Park South units	(50.3)	(381.3)	(604.4)
Hotel Pennsylvania (permanently closed April 5, 2021)	11.6	31.1	(8.3)
Real Estate Fund	(3.8)	63.1	48.8
608 Fifth Avenue lease liability (gain) loss	—	(70.3)	77.2
Severance and other reduction in force expenses	—	23.4	—
Credit losses on loans receivable	—	13.4	—
Other	1.9	30.0	(55.1)
EBITDA, as adjusted (2019 to 2021 variance - 187 million)	949.0	910.3	1,135.6

Below is a reconciliation of net income (loss) to net income, as adjusted:
($ IN MILLIONS)	2021	2020
Net income (loss) applicable to common shares	101.1	(348.7)
220 Central Park South gains	(44.6)	(332.1)
Hotel Pennsylvania (permanently closed April 5, 2021)	29.5	31.2
Tax benefit net of tax liabilities	(17.0)	—
Non-cash impairment losses	7.9	575.1
Real Estate Fund	(3.8)	63.1
Severance	—	29.4
Certain other items that impact net income	15.1	5.9
Net income, as adjusted	88.2	23.9